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                                                                       Exhibit 8

                         RENAISSANCE HOTEL GROUP N.V.
                        17TH FLOOR, NEW WORLD TOWER II
                                18 QUEEN'S ROAD
                              CENTRAL, HONG KONG


                                                              February 24, 1997

Dear Stockholder:

  I am pleased to inform you that on February 17, 1997, Renaissance Hotel Group N.V. (the "Company") entered into an Acquisition Agreement (the "Acquisition Agreement") with Marriott International, Inc., a Delaware corporation ("Marriott"). Pursuant to the Acquisition Agreement, Marriott is today commencing a tender offer (the "Offer") to purchase all outstanding shares of common stock, par value 0.01 Netherlands Guilders per share, of the Company (the "Shares"), at a price per Share of $30.00, net to the seller in cash.

  YOUR BOARD OF MANAGING DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND THE OFFER AND DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF MANAGING DIRECTORS RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES TO MARRIOTT.

  In arriving at its recommendation, the Board of Managing Directors gave careful consideration to a number of factors which are described in the enclosed Schedule 14D-9. Among such factors is the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, that the cash consideration of $30.00 per Share to be received by the stockholders in the Offer is fair to the stockholders from a financial point of view. The full text of the written opinion of Morgan Stanley is attached hereto and you are urged to read such opinion in its entirety.

  Additional information with respect to the transaction is contained in the enclosed Schedule 14D-9, including a copy of the full text of the opinion of Morgan Stanley. Also enclosed is Marriott's Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and provide instructions as to how to tender your Shares. We urge you to read the enclosed material and consider this information carefully.

                                       On Behalf of the Board of Managing
                                       Directors

                                       Sincerely,

                                       /s/ Henry Cheng Kar Shun

                                       Henry Cheng Kar Shun
                                       Chairman of the Board